MICRON ENVIRO SYSTEMS, INC.

(“Micron”)

1205-789 West Pender Street

Vancouver, BC

Canada V6C 1H2

Tel: (604) 646-6903

February 13, 2007

MENV—OTCBB  USA

NDDA—Frankfurt Stock Exchange Symbol

A0J3PY—WKN # Frankfurt Stock Exchange

Micron Enviro Systems, Inc. Acquires 50% Interest in Six Significant New Oil Sands Sections, Including Two Directly Contiguous to Fort McMurray

Micron Enviro Systems, Inc. (OTCBB: MENV) (Frankfurt Stock Exchange: NDDA --- WKN:A0J3PY---ISIN: US59510E2072) ("Micron") is extremely pleased to announce that it has acquired a significant 50% interest in six new strategically located Alberta Oil Sands sections. Two of these new sections are located within and contiguous to the city of Fort McMurray, Alberta. Fort McMurray is the primary city where most of the largest Oil Sands facilities are located near, including Syncrude, Suncor and Petro-Canada.  The other four new sections are located in the Peace River Oil Sands region and are contiguous to the recent acquisitions that were made last month.  This now gives Micron eight contiguous sections at a location in the Peace River Oil Sands Region near the Shell/Blackrock Seal Producing project.  Both of these acquisitions were paid for from funds that were in the bank.

Bernard McDougall, Micron’s president stated, “These new acquisitions may well be the most important acquisitions made by the company to date.  To acquire two sections contiguous to the most important and world recognized Oil Sands city of Fort McMurray will provide Micron with tremendous exposure.  The majority of the largest Oil Sands projects in the world are located in close proximity to Fort McMurray.  Not only did Micron acquire the Fort McMurray sections, but we also secured four new sections contiguous to our recently announced Peace River sections.  This now gives Micron eight contiguous sections at a location in Peace River that is in close proximity to the Shell/BlackRock Seal Project.  Either one of these acquisitions on a stand alone basis could constitute our most important acquisition, but two at once is a major step forward in strengthening our Oil Sands holdings and clearly proves our commitment to building shareholder value.  In the last six weeks, Micron has increased its net land holdings in the Alberta Oil Sands significantly, yet the share price has not reflected this increase in net land holdings. The board is excited about the future development of the company primarily because Micron is currently one of, if not the smallest market capitalized company in the world-class Alberta Oil Sands, which gives Micron tremendous leverage to the one of the largest know resource deposits in the world. ”

Micron has been informed by the operator of the Leismer Prospect that the evaluation of the property is not yet complete but is expected shortly.  As soon as the report is forwarded to Micron’s management, the information will be released to the public. This prospect lies directly between Petrobank and North American Oil Sands and a review of the initial data indicates that the formation and thickness on Micron’s property are consistent with these companies. (Please refer to the map on the website www.micronenviro.com for more details.)  Petrobank has stated a potential resource of 1.6 billion barrels and North American Oil Sands has stated 4.09 billion potential barrels in ground.

Micron has also confirmed that representatives from the company will be attending two significant financial trade shows, one in Toronto, Canada on March 4-7 2007, and the other in Stuttgart, Germany in March 16-18, 2007.

Micron is an emerging oil and gas company that now has exposure to seven separate leases consisting of intrest in 20.5 gross sections in the Oil Sands of Alberta, Canada, which is the largest Oil Sands region in the world, and has minor production from multiple conventional oil and gas wells. Micron's goal is to become a junior oil and gas producer that focuses on the exploration, discovery and delivery of gas and oil to the North American marketplace. Micron continues to look for additional projects that would contribute to building Micron's market capitalization, including additional Oil Sands projects.

If you have any questions, please call Micron at (604) 646-6903. If you would like to be added to Micron's update email list, please send an email to info@micronenviro.com requesting to be added.

This news release contains forward-looking statements. Forward-looking statements are statements which relate to future events. In some cases, you can identify forward-looking statements by terminology such as ``may,'' ``should,'' ``expects,'' ``plans,'' ``anticipates,'' ``believes,'' ``estimates,'' ``predicts,'' ``potential'' or ``continue'' or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results. Readers are referred to the sections entitled ``Risk Factors'' in the Company's periodic filings with the United States Securities and Exchange Commission, which can be viewed at <http://www.SEC.gov>. For all details regarding working interests in all of MENV's oil and gas prospects or any previous news releases go to the SEC website. You should independently investigate and fully understand all risks before making investment decisions.

Contact Information:

Bernie McDougall

Micron Enviro Systems, Inc.

ir@micronenviro.com

TEL: (604) 646-6903

Fax:  (604) 689-1733

www.micronenviro.com